Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

DOCUMENT SPA-07122012

This Securities Purchase Agreement (this “Agreement”) is dated as of July 12, 2012, between Silver Falcon Mining, Inc., a Delaware corporation (the “Company”) and JMJ Financial (the “Purchaser”) (referred to collectively herein as the “Parties”).

WHEREAS, the Company desires to sell and Purchaser desires to purchase a Convertible Promissory Note due, subject to the terms therein, eighteen (18) months from its effective date of issuance, issued by the Company to the Purchaser, in the form of Exhibit A attached hereto (the “Note”) and a Warrant to purchase 16,666,667 shares of the Company’s Class A common stock (“Common Stock”) for a period of four (4) years from the date hereof, issued by the Company to the Purchaser, in the form of Exhibit B attached hereto (the “Warrant,” and together with the Note, the “Securities”) as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

ARTICLE I   PURCHASE AND SALE

1.1

Purchase and Sale.  Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase the Note, in an aggregate principal amount of $525,000, and a Warrant to purchase 16,666,667 shares of Company Common Stock with an aggregate exercise price of $500,000. The Purchaser shall deliver, via wire transfer, immediately available funds in the amount of US $500,000 (the “Purchase Price”), and the Company shall deliver to the Purchaser the Note and the Warrant, and the Company and the Purchaser shall deliver any other documents or agreements related to this transaction, including, but not limited to, Representations and Warranties Agreement Document RW-07122012, Default Document D-07122012, and Registration Rights Agreement RR-07122012.

1.2

Effective Date.  This Agreement will become effective only upon occurrence of the two following events: execution of this Agreement, the Note, and the Warrant by both the Company and the Purchaser, and delivery of the first payment of the Purchase Price by the Purchaser to the Company.

ARTICLE II   MISCELLANEOUS

2.1

Successors and Assigns. This Agreement may not be assigned by the Company.  The Purchaser may assign any or all of its rights under this Agreement and agreements related to this transaction.  The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2

Reservation of Authorized Shares.  As of the effective date of this Agreement and for the remaining period during which the Note is convertible into shares of the Company and the Warrant is exercisable for shares of the Company, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares (at least 60,000,000 common shares) to provide for the issuance of common stock upon the full conversion of the Note and the full exercise of the Warrant.  The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Company agrees that its issuance of the Note and the Warrant constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing shares to execute and issue the necessary shares of Common Stock upon the conversion of the Note and the exercise of the Warrant.  No further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Securities to be sold by the Company as contemplated by the Agreement or for the issuance of the shares contemplated by the Note or the shares contemplated by the Warrant.

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2.3

Rule 144 Tacking Back and Registration Rights.  Whenever the Note or Warrant or any other document related to this transaction provides that a conversion amount, make-whole amount, penalty, fee, liquidated damage, or any other amount or shares (a “Tack Back Amount”) tacks back to the original date of the Note, Warrant, or document for purposes of Rule 144 or otherwise, in the event that such Tack Back Amount was registered or carried registration rights, then that Tack Back Amount shall have the same registration status or registration rights as were in effect immediately prior to the event that gave rise to such Tack Back Amount tacking back.  For example, if the Purchaser converts a portion of the Note and receives registered shares and the Purchaser later rescinds that conversion, the conversion amount would be returned to the principal balance of the Note and upon any future conversion of the Note the amount converted would be convertible into shares registered on that registration statement.

2.4

Additional Financing.  The Purchaser, at its option, may invest up to an additional $1,000,000 (one million dollars), in part, whole, and/or multiple transactions, in the Company on the same or better terms as set forth in this agreement for a period of three years from the Effective Date.  In the event that the Purchaser wishes to exercise this right, the Purchaser will provide written notification to the Company and deliver to the Company, (i) at Purchaser’s election, documents for execution substantially similar to, or containing substantially similar terms as, this agreement and the transaction documents related to this agreement, or (ii) upon mutual agreement of the Company and the Purchaser, new documents that will memorialize the terms of the additional financing.

2.5

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the principles of conflict of laws thereof.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida.  Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

2.6

Delivery of Process by Purchaser to Company.  In the event of any action or proceeding by the Purchaser against the Company, and only by Purchaser against the Company, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Purchaser via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Company at its last known address or to its last known attorney as set forth in its most recent SEC filing.

2.7

Notices.  Any notice required or permitted hereunder must be in writing and either be personally served, sent by facsimile or email transmission, or sent by overnight courier.  Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

2.8

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of this Agreement may be effected by email.

2.9

Expenses. The Company and the Purchaser shall pay all of their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.  In the event any attorney is employed by either party to this Agreement with respect to legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

2.10

No Public Announcement.  Except as required by securities law, no public announcement may be made regarding this Agreement, the Note, the Warrant, or the Purchase Price without written permission by both the Company and the Purchaser.

2.11

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 12th day of July, 2012.

COMPANY:

SILVER FALCON MINING, INC.

By: ____________________________

Pierre Quilliam

Chief Executive Officer

PURCHASER:

_______________________________

JMJ Financial / Its Principal

[Securities Purchase Agreement Signature Page]

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